                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               INTELLIREADY, INC.
                     (f/k/a) Pan Western Energy Corporation
               (Exact name of registrant as specified in charter)


          Colorado                                    84-1502078
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                     Identification No.)

                      1390 South Potomac, Suite 136 Aurora,
                      Colorado 80012 (Address of principal
                         executive offices and Zip Code)
                         2001 STOCK COMPENSATION PLAN I
                            (Full title of the plan)

                   Scott B. Campbell, Chief Executive Officer
                          1390 South Potomac, Suite 136
                             Aurora, Colorado 80012
                     (Name and address of agent for service)

                                  (303)755-2400
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE



  Title of                 Amount          Proposed Maximum          Proposed Maximum           Amount Of
Securities To              To Be            Offering Price              Aggregate            Registration
Be Registered            Registered         Per Share(1)             Offering Price(1)             Fee
-------------            ----------        ----------------          -----------------       -------------


COMMON SHARES              500,000               $0.50                   $250,000                   $   100
No par value
OPTIONS TO                 500,000               $0.00                   $   0.00                   $  0.00
PURCHASE SHARES
TOTAL                                                                                               $100.00 (minimum fee)



         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.




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                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

         Note: The document(s) containing the information concerning the 2001 Stock Compensation Plan I (the "Plan") of IntelliReady, Inc., a Colorado corporation (the "Registrant" or the "Company"), dated March 30, 2001 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

         a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000; and

         b. The Company's Current Reports on Forms 8-K subsequent to December 31, 2000 and up to and including the date of filing of this Registration Statement;

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any

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document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         The authorized stock of the Company consists of 65,000,000 authorized shares of Common Stock, no par value, of which 10,473,916 shares were outstanding as of March 30, 2001; and 15,000,000 authorized shares of Preferred stock no par value, of which no shares of Preferred Stock were outstanding as of March 30, 2001.

Common Stock

         Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

         All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock

         As of the date hereof, there are no shares of preferred stock issued and outstanding. The Company's Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of Preferred Stock, there can be no assurance that it will not do so in the future. If the Company issues Preferred Stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.




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Transfer Agent

         The Company has appointed Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209 as transfer agent for the Common Stock. Their phone number is (303)282-4800.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         David Wagner & Associates, P.C., Attorneys at Law, special securities counsel to the Registrant for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit 5, do not own any common shares or other equity of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Registrant's Articles of Incorporation and Bylaws and the Colorado Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number      Description

4.1         2001 Stock Compensation Plan I, dated March 30, 2001.

5           Opinion of Counsel, David Wagner & Associates, P.C.

24.1        Consent of AJ. Robbins, P.C.,  independent Certified Public
            Accountants.

24.2        Consent of David Wagner & Associates, P.C. (Included in Exhibit 5).

ITEM 9.  UNDERTAKINGS

         1. The Registrant hereby undertakes:


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         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Colorado, on this 30th day of March, 2001.

                                            IntelliReady, Inc.


                                            By: /s/ Scott B. Campbell
                                               ---------------------------------
                                               Chief Executive Officer


                                           By: /s/ Thomas J. Wiens
                                               ---------------------------------
                                               Chief Financial Officer


         In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



SIGNATURE                             TITLE                       DATE
---------                             -----                       -----

/s/Scott B. Campbell           Chief Executive Officer,        March 30, 2001
                               President and Director

/s/Jerry Raskin                Director                        March 30, 2001

/s/Thomas J. Wiens             Chairman                        March 30, 2001



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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                          ---------------------------

                               INTELLIREADY, INC.
                               ------------------
               (Exact name of Issuer as specified in its charter)




                                    EXHIBITS

                                  EXHIBIT INDEX



EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

4.1               2001 Stock Compensation Plan I, dated March 30, 2001.

5                 Opinion of Counsel, David Wagner & Associates, P.C.

24.1              Consent of A.J. Robbins, P.C.,  independent Certified Public
                  Accountants.

24.2              Consent of David Wagner & Associates, P.C. (Included in
                  Exhibit 5).